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                                                                    Exhibit 23.6


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of World Access, Inc. (formerly named WAXS INC.), pertaining to various agreements with former NACT Telecommunications, Inc. option holders, of our report dated October 15, 1997, with respect to the consolidated financial statements of Telco Systems, Inc. for the year ended August 31, 1997, included in the Current Report on Form 8-K filed by World Access, Inc. on September 9, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed by World Access, Inc. on September 25, 1998, both filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP


Boston, Massachusetts
October 30, 1998